Exhibit 8.1
October 6, 2010
M&T Bank Corporation,
       One M&T Plaza,
               Buffalo, New York 14203.
Ladies and Gentlemen:
          We have acted as your United States federal income tax counsel in connection with the registration under the Securities Act of 1933 (the “Act”) of 26,700,000 shares of Common Stock, par value $0.50 per share, of M&T Bank Corporation (the “Securities”), as set forth in the Prospectus Supplement to the registration statement relating to the Securities (the “Registration Statement”) filed with the Securities and Exchange Commission. We hereby confirm to you that our opinion as to the United States federal income and estate tax matters is as set forth under the heading “Certain United States Federal Income and Estate Tax Consequences to Non-U.S. Holders” in the Prospectus Supplement, included in the Registration Statement, subject to the limitations set forth therein.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Certain United States Federal Income and Estate Tax Consequences to Non-U.S. Holders” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ SULLIVAN & CROMWELL LLP